Exhibit 10.57

Video Publishing Business Contract

Play Company Corp.

SM Entertainment Co., Ltd

Video Publishing Business Contract

Play Company Corp. (hereinafter referred to as “PC”) and SM Entertainment Co., Ltd. (hereinafter referred to as “SM”) shall conclude on the following Contract regarding their collaborative publishing work on various video materials.

Article 1 (Purpose of Contract)

The purpose of this Contract is to clarify the rights, duties, and all other general matters necessary to implement the business of creating, publishing, distributing, and selling the relevant product using various video materials by SM and PC.

Article 2 (Definitions)

①	The “Product” refers to the product agreed upon by the parties to produce, publish, distribute, and sell through media such as DVD, Blu-ray, QR code, etc., utilizing content related to the following:

(1)	Content related to ‘SM’ and ‘SM’ affiliated artists for which ‘SM’ holds rights/authority

(2)	Content for which ‘SM’ and/or ‘PC’ have lawfully secured rights/authority from third parties

(3)	Other content planned and produced through collaboration (hereinafter collectively referred to as “Source Content”).

②	Definitions not stipulated in Paragraph 1 shall follow relevant laws and trade customs.

Article 3 (The Product)

①	The specifics of the Product, including the targeted artists, production format, form, quantity, etc., shall be individually agreed upon in writing (including annexes, attached documents, etc.).

②	Trademarks, logos, photographs, names, signatures, and copyright materials related to the subject artists used for the Product by PC (hereinafter referred to as “Materials”) shall be agreed upon by both parties.

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Article 4 (Contract Period and Region)

①	This Contract shall be effective upon its date of conclusion; the contract period shall be from the date of conclusion to . However, this Contract shall apply retroactively to any tasks performed by both parties based on the purpose of this Contract prior to its conclusion; in the event that the business is not completed at the time of termination of this Contract, it shall remain valid until the settlement and payment are completed upon the completion of the said business.

②	To exhaust its remaining stock, PC may sell the Product created within the contract period for 6 months after the expiry of this Contract. The distributor, etc., for that period shall be determined according to a written agreement between both parties.

③	If neither party expresses the intention to terminate this Contract by giving notice at least days prior to its expiration date, this Contract shall automatically be renewed for year, and this same provision shall apply thereafter.

Article 5 (Permission of Use)

①	During the contract period, PC may produce, sell, and distribute the Product using the Source Content within the scope agreed upon by both parties.

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⑥	In the case where this Contract is closed, removed, or terminated, or when SM requests a return, PC shall return all of the materials and their copies, , to SM immediately. Data that cannot be returned shall be deleted, discarded, or destroyed to the point of no recovery; proof of such measures shall be submitted to SM.

Article 6 (Creation of Product)

①	PC shall provide design proofs and product samples to SM for its final approval before commencing production, distribution, and sale of the Product; if SM requests any modifications, such matters shall be consulted to be modified.

②	SM may refuse final sales approval for all or a part of the Product, taking into consideration its overall planning direction, image, and completeness; provided, however, that sufficient discussions shall be given to minimize the losses of PC.

⑤	Both parties shall diligently cooperate under good faith for the successful implementation of the business regarding the Product.

⑥	SM shall guarantee that possesses and acquires the necessary Source Content and materials for planning, creating, distributing, and selling the Product, either directly or effectively through a third party; SM shall provide PC with information related to artists to the extent possible.

Article 7 (Distribution, Promotion, Etc., of Product)

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Article 8 (Rights to Ownership, Etc.)

①	Any newly arising intellectual property rights related to the Product (including but not limited to all drafts, designs, intermediate works, final works, prototypes, finished products, and related materials) shall be exclusively owned by SM; PC may utilize them only within the scope defined in this Contract.

②	The Source Content provided by SM is permitted for use by PC within the scope defined in this Contract; under no circumstances shall it be considered as transferred to PC.

③	SM may use or utilize the Source Content regardless of this Contract; provided, however, that if the Source Content is identical or similar to the Product, SM may use the Source Content after 6 months from the release of the Product for the successful sale of the latter.

④	SM shall guarantee that it has the legitimate rights and authority regarding the Source Content provided according to this Contract.

⑤	Based on this Contract, PC shall display copyright notices on the Product, packages, sales promotion materials, etc., manufactured and sold in the manner designated by SM according to the following. The year indicated by the number below ( ) shall be displayed differently according to the year of the initial release of the Product.

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©	. All Rights Reserved.

Article 9 (Certificate)

①	PC shall attach an official hologram certificate designated by SM on the Product.

Article 10 (Royalties, Etc.)

①	The terms related to profit distribution and settlement for all businesses conducted under this Contract shall be defined as follows:

1.	“Contract Deposit” refers to the .

2.	“Total Sales Revenue” refers to the

3.	Retailer Commission refers to various expenses paid to third parties during the distribution process of the Product; PC shall submit evidence of actual expenses to SM. PC shall notify SM in advance of distribution conditions, such as commissions, defined through an agreement with a third party.

4.	“Sales Standard” refers to the amount remaining by subtracting the Retailer Commission from the Total Sales Revenue.

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5.	“General Expenses” refers to

A. Standard creation settlement statement

B. Copy of tax invoice

C. Copy of withholding tax receipt

D. Basis of PC’s internal resource input (based on internal resource unit price agreed upon annually in writing by both parties)

6.	“Net Profit” refers to the amount remaining by subtracting the Retailer Commission from the Total Sales Revenue.

④	PC shall submit a settlement statement to SM within days from the point the sales occurred for the Product after the conclusion of this contract; SM may raise objections to the settlement statement within days from the date of receipt of the statement. In the case where SM has no objections to the settlement statement, PC shall settle the payment to SM within days from the issuance date of the tax invoice received by SM. In the case where sales revenue occur after PC submits the first settlement statement, it shall submit a settlement statement to SM by the end of each month; if SM has no objections to the settlement statement, PC shall settle the payment to SM within days from the issuance date of the tax invoice received from SM.

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⑤	From the initial occurrence of sales for each individual Product, PC shall share daily sales records for months every weeks; subsequently, PC shall share sales records upon request from SM.

⑥	In the case where the costs outside of Retailer Commission and General Costs are incurred, PC shall obtain prior approval from SM; provided, however, that if determining the exact amount of additional expenses is difficult, PC may proceed by submitting reasonably estimated additional expenses and supporting documentation to SM. When requesting reimbursement for additional expenses, all relevant evidence of the actual incurred costs shall be provided.

⑨	SM may demand PC to submit additional supporting documents if there are any objections regarding monthly sales records, settlement reports, or hologram attachment, etc. In the case where any doubts or objections remain unresolved with the demanded supporting documents, SM or a representative that it designated may visit PC’s place of business during normal business hours to inspect the relevant documents; PC shall agree to cooperate with such inspection.

Article 11 (Removal and Termination of Contract and Compensation for Damages)

①	PC and SM may remove or terminate this Contract under a written agreement.

②	PC or SM may remove or terminate this Contract immediately by written notice without a separate notification procedure if the other party falls under any of the following:

1.	If either party, without justifiable reason, fails to fulfill or violates the terms of this Agreement and fails to rectify the situation within a specified period after being notified to do so,

2.	If either party receives administrative guidance, business suspension, revocation of business license, or cancellation of business registration from a supervising administrative agency, and it is determined that the normal performance of this Contract is unavailable,

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3.	If the performance of this Contract is determined to be no longer feasible due to provisional seizure, seizure, auction, or other procedures related to the important assets of either party,

4.	If any promissory notes, bills of exchange, or other negotiable instruments issued by either party are ultimately suspended (due to default, etc.), rendering normal business operations unavailable,

5.	If either party is confirmed to lack the capacity or authority to fulfill this Contract, or if it is reasonably determined to be the case,

6.	If either party violates any of Articles 12 and 17,

7.	If any other grave reason that renders this Contract no longer maintainable arises.

③	In the case where either party, in relation to this Contract, causes physical or property damage, etc., to the other party or a third party due to their own fault, the party at fault shall bear all civil and criminal liabilities.

④	In the case where either party violates or does not fulfill this Contract, the party at fault shall compensate for damages arising from such a fault to the other party (including subject artists) and the third party.

⑤	The removal or termination of this Contract shall not affect the right to claim damages for the violation of the contract.

Article 12 (Confidentiality and Restriction of Disposal)

①	PC and SM shall not use for purposes other than the objectives of this Contract, and shall not disclose, provide, or leak to any third party, without the prior written consent of the other party, any confidential information (including personal information) regarding the contents of this Contract and any business-related information learned about the other party, regardless of the removal or termination of this Contract.

②	PC shall ensure that all individuals it has employed (including subcontractors, hereinafter collectively referred to as “individuals employed by PC”) in connection with this Contract bear the same duties as those specified in this Article; PC shall actively manage and take responsibility for such individuals.

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③	In the case where any individual employed by PC violates the duties of this Article, PC shall bear the joint liability with the violator. PC may not dispose (transfer, delegate, establish collateral rights, etc.) all or part of the rights, obligations, and positions arising from this Contract to a third party without the prior written consent of the other party.

Article 13 (Return and Exchange for Product Defect)

Article 14 (Warranty)

①	PC and SM shall warrant that they have sufficient rights, authority, and capacity to enter into and perform this Contract; they affirm that they can validly perform this Contract without any restraint or objection from third parties.

②	PC shall provide a warranty for the following items to SM:

1.	All units of the Product shall be legitimately developed and manufactured, shall not infringe upon or damage the rights, dignity, honor, or confidential business information, etc., of a third party,

2.	Laws relevant to the country in which the Product is manufactured, sold, and distributed shall be followed,

3.	The Product shall secure above-normal quality and safety recognized by all global markets as well as those in Korea,

③	PC shall gain approvals and permissions related to the creation, sale, distribution, etc., of the Product; if necessary, it shall register to insurances. In the case of a request from SM, PC shall provide relevant information.

④	In the case where PC violates the warranty in this Article and is subject to claims by third parties, etc., it shall resolve such claims at its own expense and under its own responsibility; PC shall exempt SM and artists subject to SM and compensate for any losses incurred by them.

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Article 15 (Force Majeure)

Neither party shall be responsible for the violation or nonfulfillment of this Contract for reasons of force majeure, such as the enactment or revision of relevant laws and dispositions of relevant institutes; the applicable party of such a reason shall notify the matter to the other party immediately, and the parties shall discuss amicably to determine matters, including whether to continue the fulfillment of this Contract.

Article 16 (Resolution of Dispute, Etc.)

①	This agreement shall be governed and regulated by and construed in accordance with the laws of the Republic of Korea.

②	In cases of disagreement or dispute regarding the interpretation of this Contract, the parties shall, as a principle, seek an amicable resolution according to relevant laws or customs through discussions.

③	This Contract includes all agreements between PC and SM; it shall override any prior agreements between the parties entered into before the conclusion of this Contract.

④	In the case where disputes related to this Contract cannot be resolved through discussions, they shall be exclusively resolved by the Seoul Central District Court as the court of the first trial.

⑤	Even if some provisions of this Contract become invalid, this Contract shall remain valid and effective if the fulfillment of this Contract is still possible through the remaining provisions.

Article 17 (Integrity Commitment)

①	PC shall not provide any monetary value, entertainment, or unfair profits to the employees and executives of SM.

②	In the case where PC is requested by an employee or executive of SM to offer any monetary value, entertainment, or unfair profits, it shall notify SM immediately.

③	In the case where PC is requested to cooperate, such as by receiving investigations and submitting documents regarding the fact of the violation of Paragraph 1, it shall swiftly and sincerely cooperate.

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To prove this Contract’s establishment, 2 copies of the contract form shall be written, and PC and SM shall retain 1 copy each after signing and sealing.

“PC”

Company Name: Play Company Corp.

Address: 396, World Cup buk-ro, Mapo-gu, Seoul, Republic of Korea

(Nuriggum Square Business Tower, Seongsu-dong)

Business registration number:

Representative Director: Hyeong-seok Jo (Signature)

“SM”

Company Name: SM Entertainment Co., Ltd.

Address

Business registration number:

Representative:                  (Signature)

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